[Letterhead of Morris, Nichols, Arsht & Tunnell]


                                 April 27, 2000





Kramer Levin Naftalis & Frankel LLP
919 Third Avenue
New York, New York  10022

                  Re:      The Victory Variable Insurance Funds

Ladies and Gentlemen:

           We have acted as special Delaware counsel to The Victory Variable Insurance Funds, a Delaware business trust (the "Trust"), in connection with certain matters relating to the formation of the Trust and the issuance of Shares therein. Capitalized terms used herein and not otherwise herein defined are used as defined in the Amended and Restated Trust Instrument of the Trust dated as of October 15, 1998 (the "Governing Instrument").

           In rendering this opinion, we have examined and relied upon copies of the following documents, each in the form provided to us: the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the "State Office") on February 11, 1998 (the "Certificate"); the Amended and Restated Certificate of Trust of the Trust as filed in the State Office on October 15, 1998; the Governing Instrument; the Trust Instrument of the Trust dated February 11, 1998 (the "Original Governing Instrument"); the original Bylaws of the Trust dated February 20, 1998; the Amended and Restated Bylaws of the Trust dated October 15, 1998 (the "Bylaws"); Post-Effective Amendment No. 2 to the Registration Statement on Form N-1A of the Trust to be filed with the Securities and Exchange Commission on or about the date hereof (the "Post-Effective Amendment"); certain resolutions of the Trustees of the Trust prepared for adoption at the meetings of the Board of Trustees held on February 20, 1998, August 28, 1998 and May 11, 1999 (such resolutions, together with the Governing Instrument, the Bylaws and the Post-Effective Amendment, the "Governing Documents"); the Trust's Notification of Registration filed pursuant to Section 8(a) of the Investment Company Act of 1940 on Form N-8A filed with the Securities and Exchange

Kramer Levin Naftalis & Frankel LLP
April 27, 2000
Page 2


Commission on August 21, 1998; a Certificate of Assistant Secretary of the Trust dated April 19, 2000 certifying as to the Governing Instrument and the due adoption of the resolutions referenced above; and a certification of good standing of the Trust obtained as of a recent date from the State Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of documents. We have further assumed for the purpose of this opinion: (i) the due authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced instruments, certificates and other documents, and of all documents contemplated by the Governing Documents to be executed by investors desiring to become Shareholders;
(ii) the payment of consideration for the Shares, and the application of such consideration, as provided in the Governing Documents and compliance with the other terms, conditions and restrictions set forth in the Governing Documents in connection with the issuance of the Shares (including, without limitation, the taking of all appropriate action by the Trustees to designate Series and Classes of the Shares and the rights and preferences attributable thereto as contemplated by the Governing Instrument); (iii) that appropriate notation of the names and addresses of, the number of the Shares held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance or transfer of the Shares; (iv) that no event has occurred subsequent to the filing of the Certificate that would cause a termination or reorganization of the Trust under Sections 11.04 or 11.05 of the Original Governing Instrument or the Governing Instrument; (v) that the activities of the Trust have been and will be conducted in accordance with the terms of the Original Governing Instrument or the Governing Instrument, as applicable, and the Delaware Business Trust Act, 12 Del. C. ss.ss. 3801 et seq.; (vi) that the Trust was upon formation, or became within 180 days following the first issuance of beneficial interest therein, a registered investment company under the Investment Company Act of 1940, as amended; and (vii) that each of the documents examined by us is in full force and effect and has not been amended, supplemented or otherwise modified, except as herein referenced. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we express no opinion on the sufficiency or accuracy of any registration or offering materials relating to the Trust or the Shares. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

           Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

           1. The Trust is a duly formed and validly existing business trust in good standing under the laws of the State of Delaware.

           2. The Shares, when issued to Shareholders in accordance with the terms, conditions, requirements and procedures set forth in the Governing Documents, will constitute legally issued, fully paid and non-assessable shares of beneficial interest in the Trust.

Kramer Levin Naftalis & Frankel LLP
April 27, 2000
Page 3

           We understand that you wish to rely on this opinion in connection with the delivery of your opinion to the Trust dated on or about the date hereof and we hereby consent to such reliance. Except as provided in the immediately preceding sentence, this opinion may not be relied on by any person on or for any purpose without our prior written consent. We hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission as part of the Post-Effective Amendment. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts and our review of the above-referenced documents and certificates and the application of Delaware law as the same exists on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect.


                                       Sincerely,

                                       /s/ MORRIS, NICHOLS, ARSHT & TUNNELL